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                    Flag Investors Equity Partners Fund, Inc.
                   Amended Plan in Accordance with Rule 18f-3

         This plan is applicable to each class of Flag Investors Equity Partners Fund, Inc. (the "Fund"). Unless otherwise determined by the Fund's Board of Directors, the Fund may issue multiple classes of shares in accordance with this plan.

         Except as set forth below, each class of shares of the Fund will have the same relative rights and privileges, including the right to have distributions calculated in the same manner and at the same time as all other classes, and be subject to the same fees and expenses. Expenses relating to different arrangements for shareholder services or the distribution of shares, or both, shall be allocated to and paid by that class. A class may pay a different share of the other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund's assets, if such expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes. For example, printing, postage and other expenses incurred in connection with any meeting of shareholders of a particular class, and litigation expenses incurred with respect to matters affecting only a particular class shall be allocated to that class. Further, expenses attributable to two or more classes shall be allocated to such classes at the same time. All other expenses of the Fund shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund. Notwithstanding the forgoing, the distributor or adviser of the Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 of the Investment Company Act of 1940, as amended.

         The Fund's Board of Directors may determine in the future that other allocations of expenses or other services to be provided to a class of shares are appropriate and amend this Plan accordingly without the approval of shareholders of any class. Unless a class of shares is otherwise designated, it shall have the terms set forth below for Institutional Shares. Except as set forth in a prospectus of the Fund, shares may be exchanged only for shares of the same class of another Fund.

Institutional Shares

         Institutional Shares are sold at net asset value without a sales charge and are sold subject to the minimum purchase requirements set forth in the relevant prospectuses of the Fund. Institutional Shares shall be entitled to the shareholder services set forth from time to time in the Fund's prospectuses with respect to Institutional Shares.

Premier Shares

         Premier Shares are sold at net asset value without a sales charge and are sold subject to the minimum purchase requirements set forth in the relevant prospectuses of the Fund. The minimum purchase requirements for the Premier shares of a fund are typically higher than those for the Institutional shares, if any, of the same fund. Premier Shares shall be entitled to the shareholder services set forth from time to time in the Fund's prospectuses with respect to Premier Shares.


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Investment Shares

         Investment Shares are sold at net asset value without a sales charge and are sold subject to the minimum purchase requirements set forth in the relevant Fund's prospectuses. Investment Shares shall be entitled to the shareholder services set forth from time to time in the Fund's prospectuses with respect to Investment Shares.

Class A Shares

         Class A Shares are sold at net asset value with a front-end sales charge and are sold subject to the minimum purchase requirements set forth in the Fund's prospectuses. Investors that purchase Class A Shares that fall within a class described as set forth in the Fund's prospectuses may be permitted to purchase Class A shares at net asset value with no initial sales charge; but if these shares are redeemed within a specified period after their purchase as set forth in the Fund's prospectuses, a contingent deferred sales charge may be imposed. Class A Shares will be subject to distribution and/or service fees imposed under a Rule 12b-1 plan as set forth in the Fund's prospectuses. Class A Shares shall be entitled to the shareholder services set forth from time to time in the Fund's prospectuses with respect to Class A Shares.

Class B Shares

         Class B Shares are sold at net asset value and are sold subject to the minimum purchase requirements set forth in the Fund's prospectuses. Class B Shares redeemed within a specified period after their purchase as set forth in the Fund's prospectuses will be subject to a contingent deferred sales charge. Class B Shares will be subject to distribution and/or service fees imposed under a Rule 12b-1 plan as set forth in the Fund's prospectuses. Class B Shares will be subject to a shareholder servicing fee under a Service Plan as described in the Fund's prospectuses. Class B Shares held by an investor will convert automatically to Class A Shares after the investor has held such Class B Shares for a period of time, which period shall be specified in the Fund's prospectuses with respect to Class B Shares. Class B Shares shall be entitled to the shareholder services set forth from time to time in the Fund's prospectuses with respect to Class B Shares.

Class C Shares

         Class C Shares are sold at net asset value and are sold subject to the minimum purchase requirements set forth in the Fund's prospectuses. Class C Shares redeemed within a specified period after their purchase as set forth in the Fund's prospectuses will be subject to a contingent deferred sales charge. Class C Shares will be subject to a shareholder servicing fee under a Service Plan as described in the Fund's prospectuses. Class C Shares will be subject to distribution and/or service fees imposed under a Rule 12b-1 plan as set forth in the Fund's prospectuses. Class C Shares shall be entitled to the shareholder services set forth from time to time in the Fund's prospectuses with respect to Class C Shares.

Date Most Recently Amended: June 25, 2001